SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 29, 2012

ENPRO INDUSTRIES, INC.

(Exact name of Registrant, as specified in its charter)

North Carolina	001-31225	01-0573945
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

5605 Carnegie Boulevard, Suite 500

Charlotte, North Carolina 28209

(Address of principal executive offices, including zip code)

(704) 731-1500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 29, 2012, the Compensation and Human Resources Committee (the “Compensation Committee”) of the Board of Directors of EnPro Industries, Inc. (the “Company”) adopted the EnPro Industries, Inc. Management Stock Purchase Deferral Plan (the “Deferral Plan”). The Deferral Plan permits eligible employees to defer up to 50% of their annual incentive compensation payments. Amounts deferred under the Deferral Plan are credited to an account denominated in stock units in an amount based on the fair market value of the Company’s common stock on the date of deferral. The deferral accounts will be credited with additional whole or fractional stock units for any cash dividends paid during the deferral period on the Company’s common stock based on the number of stock units in the participating employee’s account. Payments of amounts under the Deferral Plan are to be made in cash, based on the then fair market value of the Company’s common stock, either, at the election of the participating employee, (i) upon the termination of the employee’s service or (ii) upon the earlier of a date specified by the participating employee upon electing to make the deferral (which may be no earlier than a date within the fifth calendar following the year of deferral) or the termination of the employee’s service. The Deferral Plan permits subsequent adjustments by participating employees to the elected deferral period subject to specified restrictions and early payment of deferred amounts in the event of an unforeseen emergency, to the extent and subject to the conditions specified in the Deferral Plan. A six-month payment delay applies to certain employees for payments upon termination of service as specified in the Deferral Plan.

In connection with the deferral of annual incentive compensation under the Deferral Plan, participating employees are eligible to receive at the time of the deferral, subject to the determination of the Compensation Committee, awards of restricted share units under the Company’s Amended and Restated 2002 Equity Compensation Plan (the “Equity Plan”). The amount of restricted share units a participating employee is eligible to receive is equal to the whole number of stock units then being credited to the employee’s account under the Deferral Plan divided by four, and rounded up to the next whole share. The Compensation Committee may determine to proportionately reduce the number of restricted share units being awarded to all participating employees receiving such awards as of a given grant date or to make no such awards at all. The restricted share units would vest three years after the grant date, with earlier vesting upon death, disability or retirement after the first anniversary of the date of grant (in the case of retirement, proportionate incremental amounts of the restricted share units vest based on the date of retirement). Unvested restricted share units are to be forfeited upon the employee’s termination of service. Vested restricted share units are payable to the recipient of the award upon payment of the associated deferral amount under the Deferral Plan. A vested restricted share unit is payable in one share of the Company’s common stock plus cash equal to the aggregate amount of cash dividends paid with respect to one share of the Company’s common stock after the grant date to and including the applicable payment date. Such awards of restricted share units are to be made in accordance with the terms of the Equity Plan and are to be evidenced by separate award agreements under the Equity Plan.

The foregoing description of the Deferral Plan is qualified in its entirety by reference to the Deferral Plan, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference. A form of restricted share unit award agreement that may be used in connection with the grant of restricted share units having the terms described above is filed as Exhibit 10.2 hereto.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 31, 2012, the Company’s Board of Directors amended Section 2.02 of the Company’s bylaws to delete the restriction that no person who has attained age 72 is eligible to be elected as a director and adopted restated bylaws reflecting that amendment. The restated bylaws are filed as Exhibit 3.1 hereto.

Item 9.01	Exhibits

Exhibit 3.1 – Restated Bylaws of EnPro Industries, Inc.

Exhibit 10.1 – EnPro Industries, Inc. Management Stock Purchase Deferral Plan

Exhibit 10.2 – Form of EnPro Industries, Inc. Restricted Share Units Award Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 2, 2012

ENPRO INDUSTRIES, INC.

By:	/s/ Robert S. McLean
Robert S. McLean
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Exhibit

3.1	Restated Bylaws of EnPro Industries, Inc.

10.1	EnPro Industries, Inc. Management Stock Purchase Deferral Plan

10.2	Form of EnPro Industries, Inc. Restricted Share Units Award Agreement

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